UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2006
Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 551-8200
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 31, 2006, Alnylam Pharmaceuticals, Inc. (“Alnylam”) entered into a Master Security Agreement (“Security Agreement”) with Oxford Finance Corporation (“Oxford”), pursuant to which Oxford may lend money to Alnylam, and Alnylam may borrow money from Oxford, from time to time and Alnylam has granted to Oxford a security interest in all property financed by Oxford, as set forth in the Security Agreement. On March 31, 2006, Alnylam borrowed an aggregate of approximately $387,700 from Oxford pursuant to the Security Agreement. Of such amount, approximately $240,500 bears interest at a fixed rate of 10.07% and is required to be repaid in 48 monthly installments of principal and interest beginning on March 31, 2006. The remainder of such amount, approximately $147,200, bears interest at a fixed rate of 10.09% and is required to be repaid in 36 monthly installments of principal and interest beginning on March 31, 2006. If an event of default, as defined in the Security Agreement, has occurred, Oxford may declare any or all debts, obligations and liabilities of Alnylam to Oxford to be immediately due and payable.
     The foregoing summary description of the Security Agreement and the promissory notes described above does not purport to be complete and is qualified in its entirety by reference to the Security Agreement and such promissory notes, which are attached as Exhibit 10.1 hereto and incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information contained in Item 1.01 above is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
          See Exhibit Index attached hereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.
Date: April 6, 2006	By:	/s/ John M. Maraganore, Ph.D.
John M. Maraganore, Ph.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Master Security Agreement, dated as of March 31, 2006, by and between Alnylam Pharmaceuticals, Inc. and Oxford Finance Corporation, together with Promissory Notes, dated as of March 31, 2006, issued by Alnylam Pharmaceuticals, Inc. to Oxford Finance Corporation